Exhibit 5

[Letterhead of Willkie Farr & Gallagher LLP]

June 13, 2006

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Re:     Offerings of 3.5% Convertible Senior Notes due 2012 and 125,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of up to an aggregate of $345,000,000 principal amount of the Company’s 3.5% Convertible Senior Notes due 2012 (the “Notes”) pursuant to that certain Purchase Agreement, dated June 7, 2006, by and among the Company and the underwriters named on Schedule I thereto (the “Notes Purchase Agreement”), (ii) the issuance and sale by the Company of up to an aggregate of 143,750,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to that certain Purchase Agreement dated June 7, 2006 by and among the Company and the underwriters named on Schedule I thereto (the “Shares Purchase Agreement”) and (iii) the issuance of such indeterminable number of shares of Common Stock, as may be required for issuance upon conversion of the Notes (the “Conversion Shares”). The Notes were issued under that certain Amended and Restated Indenture, dated as of July 8, 2003, as supplemented by the Third Supplemental Indenture, dated as of June 13, 2006 (as supplemented, the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”). The Notes and the Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and have been registered under the Company’s Registration Statement on Form S-3 (File No. 333-53914) (the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the restated certificate of incorporation and by-laws of the Company, the Registration Statement, the final prospectus supplement dated June 7, 2006 relating to the offer of the Shares, the final prospectus supplement dated June 7, 2006 relating to the offer of the Notes, the Shares Purchase Agreement, the Notes Purchase Agreement, the Indenture, the certificate evidencing the Notes, the certificate evidencing the Shares, the Officers’ Certificate of the Company dated June 13, 2006 and delivered to the Trustee pursuant to Section 102 of the Indenture, the written order of the Company dated June 13, 2006 and delivered to the Trustee pursuant to Section 303 of the Indenture, the written order of the Company dated June 13, 2006 and delivered to Wells Fargo Bank, N.A., the transfer agent for the Common Stock, and such other instruments, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In all such examinations we have assumed the genuineness

Level 3 Communications, Inc.

June 13, 2006

of all signatures on original or certified or otherwise identified documents and the conformity to original or certified or otherwise identified documents of all copies submitted to us as conformed or photostatic copies. As to questions of fact material to such opinions, we have relied without independent investigation upon representations set forth in the Shares Purchase Agreement, the Notes Purchase Agreement, certificates of officers of the Company and certificates of public officials. We have assumed the accuracy of all factual matters contained therein and have made no independent investigation or other effort to confirm the accuracy of such factual matters.

On the basis of the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(i)	The Company is validly existing under the laws of the State of Delaware.

(ii)	The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriters in accordance with the terms of the Notes Purchase Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iii)	The Shares have been duly and validly authorized, and, when issued and delivered to and paid for by the underwriters pursuant to the Shares Purchase Agreement, will be fully paid and nonassessable; and

(iv)	The Conversion Shares have been duly and validly authorized and reserved, and, when issued and delivered upon conversion of the Notes in accordance with the term of the Notes and the Indenture, will be validly issued, fully paid and nonassessable;

This opinion is being rendered solely in connection with the registration of the offering and sale of the Notes, the Shares and the Conversion Shares pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

Very truly yours,

/s/     Willkie Farr & Gallagher LLP